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                        ACUITY BRANDS SPIN-OFF COMPLETED

      ACUITY BRANDS, INC. TO COMMENCE 'REGULAR WAY' TRADING ON THE NEW YORK
                                 STOCK EXCHANGE

ATLANTA, Dec. 3 /PRNewswire/ -- Acuity Brands, Inc. (NYSE: AYI - news) today announced that its spin-off from National Service Industries, Inc. (NYSE: NSI - news) has been completed, effective as of 11:59 p.m. EST on Friday, November 30, 2001. Shares of Acuity Brands common stock will commence trading on a "regular way" basis on the New York Stock Exchange today under the trading symbol "AYI." Acuity Brands is included in the S&P Small Cap 600 Index. NSI's common stock will continue to trade on the New York Stock Exchange under the trading symbol "NSI." Neither NSI nor Acuity Brands will be included in the S&P 500 Index.

Acuity Brands was formed by the spin-off of the lighting equipment and chemicals businesses of NSI. An information statement describing the spin-off and Acuity Brands' businesses was mailed to NSI shareholders beginning November 16, 2001. Each NSI shareholder of record as of November 16, 2001 received a dividend of one share of Acuity Brands common stock for each share of NSI common stock held on that date. An aggregate of approximately 41.3 million shares of Acuity Brands common stock was distributed in the spin-off. Record owners of NSI common stock will receive an account statement showing their ownership of Acuity Brands shares, which initially will be in book-entry form. The account statement will include information on how to request a physical stock certificate. Shareholders who hold their shares through brokers or other nominees will have their shares of Acuity Brands common stock credited to their accounts by their nominees or brokers.

James S. Balloun, Acuity Brands' chairman and chief executive officer, commemorated the launch of the new company by ringing the closing bell at the New York Stock Exchange on Friday, November 30, 2001.

"With the formation of Acuity Brands, our employees and shareholders will have clearer insight into the value of our industry-leading lighting equipment and chemicals businesses," said Balloun. "Our leadership team is focused on continuing its drive to improve cash flow and earnings, while leveraging the strength present in our key brands for continued growth. While we are confident in the potential of our new company, we continue to be concerned about the impact of an economy that is now in recession."

Acuity Brands, Inc., whose businesses had fiscal year 2001 sales of approximately $2.0 billion, is comprised of the Acuity Lighting Group and Acuity Specialty Products. The Acuity Lighting Group is the world's largest lighting fixture manufacturer and includes brands such as Lithonia(R), Holophane(R), Peerless(R), and Hydrel(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Enforcer(R), and Selig(TM).

Headquartered in Atlanta, Georgia, Acuity Brands employs 11,800 people and has operations throughout North America and in Europe.

SOURCE: Acuity Brands, Inc.